FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-171508-06

GSMS 2013-GCJ12 -- New Issue Announcement (Public)(external)

$1,061.255mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co., Citigroup Global Markets Inc. and Jefferies LLC

Class	S&P/Fitch	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	AAA(sf)/AAA(sf)	84.631	2.54	30.000%	47.2%	15.2%
A-2	AAA(sf)/AAA(sf)	134.221	4.83	30.000%	47.2%	15.2%
A-3	AAA(sf)/AAA(sf)	200.000	9.74	30.000%	47.2%	15.2%
A-4	AAA(sf)/AAA(sf)	313.849	9.89	30.000%	47.2%	15.2%
A-AB	AAA(sf)/AAA(sf)	105.525	7.27	30.000%	47.2%	15.2%
A-S	AAA(sf)/AAA(sf)	80.829	9.94	23.250%	51.8%	13.9%
B	AA-(sf)/AA-(sf)	86.817	9.94	16.000%	56.7%	12.7%
C	A-(sf)/A-(sf)	55.383	9.94	11.375%	59.8%	12.0%
X-A	AAA(sf)/AAA(sf)	919.055	N/A	N/A	N/A	N/A
X-B	A-(sf)/A-(sf)	142.200	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1,197.467mm
Number of Mortgage Loans:	78
Number of Mortgaged Properties:	106
Average Cut-off Date Mortgage Loan Balance:	$15.352mm
Weighted Average Mortgage Interest Rate:	4.5097%
Weighted Average Remaining Term to Maturity (months):	112
Weighted Average Remaining Amortization Term (months):	346
Weighted Average Cut-off Date LTV Ratio:	68.2%
Weighted Average Maturity Date LTV Ratio:	55.3%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.58x
Weighted Average Debt Yield on Underwritten NOI:	10.6%
% of Mortgage Loans with Additional Debt:	19.5%
% of Mortgaged Properties with Single Tenants:	4.8%

Property Type:	34.9% Retail, 20.8% Multifamily, 14.6% Hospitality, 12.1% Mixed Use, 11.8% Industrial, 4.1% Office, 1.1% Manufactured Housing
Top 5 States:	16.3% NY, 13.4% PA, 12.4% FL, 9.9% NC, 8.2% TX

Anticipated Timing
Global Investor Call:	Thu, May 9th
Investor Roadshow:	Fri, May 10th
Anticipated Pricing:	Early Week of May 13th
Anticipated Closing:	Thu, May 30th

Global Investor Call Details
Date:	Thu, May 9th
Time:	3:00pm ET
US Toll Free:	888-428-9507
Passcode:	5117821

Investor Roadshow Details

Team I

Fri, May 10th Boston/Hartford

May 10th Boston Breakfast: Boston Harbor Hotel, 70 Rowes Wharf, South Atlantic Room, 8:30am ET

May 10th Hartford Lunch: Hartford Marriott Downtown, 200 Columbus Boulevard, Capital Room 1, 12:00pm ET

Team II

Fri, May 10th Minneapolis

May 10th Minneapolis Breakfast:  Marquette Hotel, 710 Marquette Ave, St. Croix River Room, 9:30am CT

Termsheet

Annex A

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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